Exhibit 10.24

                              [Eloquent Letterhead]


June 6, 2001


Ed Molkenbuhr
12 Sharon Avenue
Piedmont, CA 94611


Dear Ed:

I am pleased to offer you the position of President at Eloquent, and to nominate you as a corporate officer. In this position, you will report to the Chief Executive Officer, Clifford Reid. In this assignment you will be responsible for all of the operations of the company, and you will be expected to contribute to other general company functions as needed.

Your base salary will be at a rate of $18,750 per month. In addition, I will recommend to the Board of Directors that you participate in the 2001 Executive Incentive Bonus Program, and be eligible to be considered for an annual incentive bonus with a target amount equal to $150,000 for the full year. The amount of your incentive bonus will be pro rated for 2001 based on the number of months you are employed during the remainder of this year. Your incentive bonus shall be awarded based on criteria agreed upon by the Board of Directors within 90 days of the start of your employment.

As a further incentive, we will recommend to the Board of Directors that you be granted an option to purchase 400,000 shares of Eloquent, Inc. common stock, subject to the terms and conditions of the Eloquent Stock Option Plan and Option Agreement. These shares are subject to vesting and to the company's right to repurchase the shares at your cost should your employment terminate. The company's repurchase right would expire with respect to 100,000 shares following twelve months of continuous employment, and expire with respect to 8,333 additional shares for each subsequent month of employment thereafter.

As part of your employment you will be eligible to participate in the company's benefits plan, descriptions of which will be provided to you. You will be eligible for three weeks of vacation per year, which accrues at the rate of 1.25 days per month of employment.

Eloquent will give you an Employee Handbook and other information concerning standard policies and benefits. Eloquent may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the Employee Handbook or otherwise communicated to you in whole or in part, at any time, with or without notice.

Your employment with Eloquent is at will, and therefore may be terminated by you or the company at any time and for any reason, with or without cause and with or without notice. However, we will propose to the Board of Directors that we sign a mutual agreement stating, among other things, that if your employment is terminated by the company without cause, Eloquent will continue to compensate you $18,750 per month, plus a continuation of the health plan benefits in place at that time, for six months following such a termination. No additional stock vesting will take place during this period. This would be your sole compensation of involuntary termination. There would, of course, be no compensation, if your employment is terminated other than without cause by the company.

In accordance with Eloquent's standard policy, this offer is contingent upon your completing and executing the enclosed Confidential and Proprietary Information Agreement and completing the standard new employee enrollment documentation on your first day of work.

This offer is valid through June 18th, 2001. You may indicate your acceptance of this offer by signing the acknowledgment below, indicating your intended start date, and returning it to me by June 18th, 2001.

Ed, we are all looking forward to your joining the Eloquent team and contributing to this exciting business.

Sincerely,

/s/ Clifford A. Reid

Clifford A. Reid
Chairman & CEO


/s/ M. Edward Molkenbuhr                June 6, 2001         June 20, 2001
-----------------------------           -------------        -------------------
Accepted by                             Date Accepted        Intended Start Date


Attachments
Confidential and Proprietary Information Agreement